EXHIBIT 10.35

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such omissions are designated as ***.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) effective as of November 17, 2009 (the “Effective Date”), is entered into by and among INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (“IMI”), with a place of business at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, USA, INVERNESS MEDICAL SWITZERLAND GmbH, a Swiss private company (“IMS”, and together with IMI, “Inverness”), with a place of business at Bahnhofstrasse 28, CH-6300 Zug, Switzerland, and ORASURE TECHNOLOGIES, INC., a Delaware corporation (“OraSure”), with a place of business at 220 East First Street, Bethlehem, Pennsylvania 18015, USA.

WHEREAS, Inverness and Church & Dwight Co., Inc., a Delaware corporation (“C&D”), brought suit against OraSure in the United States District Court for the District of New Jersey, Civil Action No. 08-cv-1856-GEB-DEA (the “Action”), alleging that OraSure infringes U.S. Patent No. 6,485,982 (the “‘982 Patent”) by selling, inter alia its OraQuick ADVANCE® Rapid HIV-1/2 Antibody Test; and

WHEREAS, OraSure denied infringement and counterclaimed that the ‘982 Patent is invalid and unenforceable; and

WHEREAS, Inverness and OraSure have entered into a Settlement Agreement effective as of the Effective Date (as amended or restated from time to time, the “Settlement Agreement”), pursuant to which the parties have fully and finally settled, resolved and released each other from all claims and disputes as of the Effective Date, on the terms and conditions thereof; and

WHEREAS, due execution and delivery of this Agreement is a condition precedent to the effectiveness of the Settlement Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants, terms and conditions hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this Article 1. Any other capitalized terms used but not otherwise defined herein and which are defined in the Settlement Agreement shall have the meanings ascribed to such terms in the Settlement Agreement.

1.1 “‘982 Patent Rights” shall mean, collectively, (a) United States Patent No. 6,485,982B1, entitled “Test Device and Method for Colored Particle Immunoassay,” which was issued on November 26, 2002, and for which a reexamination certificate was issued as United States Patent No. 6,485,982C1 on January 29, 2008, (b) all patents that have issued or in the future issue and claim priority to, or common priority with, the foregoing (including utility model and design patents and certificates of invention), (c) all reissues, reexamination certificates, renewals, extensions, corrections, or additions thereof and thereto, and (d) all foreign counterparts thereof.

1.2 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, (a) “control” shall mean (i) ownership by any Person of fifty percent (50%) or more of the Voting Stock of any other Person, or (ii) otherwise possessing the power and authority to direct or cause the direction of the management and policies of such other Person whether by contract or otherwise; and (b) “Voting Stock” shall mean, with respect to any Person, securities having the right (apart from rights arising under special circumstances) to vote for the election of directors or persons performing similar functions with respect to such Person. Notwithstanding the foregoing to the contrary, neither SPD Swiss Precision Diagnostics GmbH nor PBM-Selfcare LLC shall be deemed an “Affiliate” of Inverness.

1.3 “Ancillary Agreements” shall mean, collectively, the Distribution Agreement, the Settlement Agreement and the Supply Agreement.

1.4 “Change in Control” shall mean (a) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving OraSure pursuant to which the stockholders of OraSure immediately preceding such transaction hold less than a majority of the equity interests in the surviving or resulting entity of such transaction; (b) the acquisition by any Person (including by way of a tender or exchange offer or issuance by OraSure), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the number or voting power of the outstanding shares of OraSure’s capital stock; or (c) the transfer or sale of all or substantially all of OraSure’s business to which this Agreement relates.

1.5 “Confidential Information” shall mean any and all information and data, whether in tangible or intangible form, that (a) is disclosed by one party (the “Disclosing Party”) to the other party (the “Recipient”) under this Agreement and if disclosed in writing or other tangible medium is marked or otherwise identified as confidential when disclosed by the Disclosing Party or, in the case of information disclosed orally or in other intangible form, is acknowledged at the time of disclosure to be confidential and is summarized and confirmed as confidential in writing to the Recipient within thirty (30) days after such disclosure, or (b) obtained by the Recipient through observation or examination of the foregoing. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the Recipient can reasonably establish by written documentation: (i) is known to the Recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the Recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the Recipient, or (iv) is or was independently developed by persons on behalf of Recipient without access to or use of the information disclosed by the Disclosing Party.

1.6 “Control”, “Controls” or “Controlled by” means, with respect to any item of or right under the Lateral Flow Patent Rights, the possession of (whether by ownership or license),

or the ability of Inverness to grant access to, or a license or sublicense of such item or right as provided for herein without violating the terms of any agreement or other arrangement with any third party existing at the time Inverness would be required hereunder to grant OraSure such access, right or (sub)license.

1.7 “Diabetes Tests” means any product or test which may be used for the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes or diabetes symptoms, in each case, including, without limitation, by the measurement and/or management of the following in humans: (i) glucose or glucose derivatives, (ii) glycated hemoglobin, (iii) insulin, (iv) responsiveness to drugs which are labeled for the treatment of diabetes, (v) fructosamine, and (vi) scientifically recognized diabetes genetic markers.

1.8 “Distribution Agreement” shall mean the Supply and Distribution Agreement effective as of the Effective Date, between IMI and OraSure (as amended or restated from time to time), pursuant to which OraSure has agreed to supply to IMI, and IMI has agreed to purchase from OraSure and distribute, the OraQuick® rapid HCV antibody test, on the terms and conditions thereof.

1.9 “Immunoassay” shall mean a lateral flow immunoassay.

1.10 “Lateral Flow Field” shall mean the detection of the presence, absence or amount of any antibody, antigen or other analyte (including without limitation for the purpose of determination, prediction, prognosis, diagnosis or monitoring) of any of the following diseases, predispositions, states or conditions in humans: (a) infectious diseases (including, without limitation, those listed on Exhibit A, but excluding respiratory specific infectious diseases, but including HIV-associated pneumonia); (b) metabolic disorders (including, without limitation, (i) disorders that involve an alteration in the normal metabolism of carbohydrates, lipids, proteins, water, and nucleic acids, as evidenced by various syndromes and diseases, and (ii) inflammation and insulin resistance, but excluding diabetes); (c) oncology (excluding by means of fecal occult blood testing (“FOBT”)); and (d) autoimmune disorders (including, without limitation, disorders that result from an overactive immune response of the body against substances and tissues normally present in the body, but excluding diabetes).

1.11 “Lateral Flow Existing Patent Rights” shall mean, collectively, (a) all patents and patent applications listed on Exhibit B; (b) all patents that have issued or in the future issue and claim priority to, or common priority with, the patents and patent applications described in the foregoing clause (a) (including utility model and design patents and certificates of invention); (c) all reissues, reexamination certificates, renewals, extensions, corrections, or additions thereof and thereto; and (d) all foreign counterparts thereof. Without limiting the generality of the foregoing, the Lateral Flow Existing Patent Rights shall include the ‘982 Patent Rights.

1.12 “Lateral Flow New Patent Rights” shall mean, collectively, (a) to the extent Controlled by Inverness, all patents and patent applications, other than the Lateral Flow Existing Patent Rights, that include a Valid Claim to an Immunoassay that is Visually Read, a product containing an Immunoassay that is Visually Read, or the manufacture or use of any of the foregoing; provided, however, that the Valid Claims described in this clause (a) shall not include any claim to the extent it claims (i) a specifically identified reagent (including without limitation an antibody, antigen or other analyte) or the manufacture or use thereof, or (ii) a separate apparatus, system or device for detecting and/or displaying the result of an Immunoassay (including without limitation by electronic, optical, digital or other non-Visually Read means) or the manufacture or use of such separate apparatus, system or device; (b) all patents that have issued or in the future issue and claim priority to, or common priority with, the patents and patent applications described in the foregoing clause (a) (including utility model and design patents and certificates of invention); (c) all reissues, reexamination certificates, renewals, extensions, corrections, or additions thereof and thereto; and (d) all foreign counterparts thereof.

1.13 “Lateral Flow Patent Rights” shall mean, collectively, the Lateral Flow Existing Patent Rights and the Lateral Flow New Patent Rights.

1.14 “Lateral Flow Products” shall mean any Visually Read product (other than the OraQuick® HCV Products, the OraQuick® HIV Products and Diabetes Tests), in any format whatsoever, that is (a) developed by OraSure or its Affiliates and exclusively owned by OraSure or its Affiliates, (b) acquired and exclusively owned by OraSure or its Affiliates, or (c) developed or manufactured by a third party, purchased by OraSure or its Affiliates and sold under one or more brand names owned by OraSure or its Affiliates, in each such case that uses an Immunoassay to detect the presence, absence or amount of any antibody, antigen or other analyte from any oral fluid, blood, serum or plasma sample, the manufacture, use, sale, offering for sale, or importation of which product would infringe, but for the license granted by this Agreement, a Valid Claim of the Lateral Flow Patent Rights in the country in which made, used, sold, offered for sale or imported.

1.15 “Net Sales” shall mean, with respect to any Quarterly Period (or portion thereof), the gross sales price invoiced by OraSure or its Affiliates for Products sold by OraSure or its Affiliates to unaffiliated third parties, or to Affiliates that are the end users of Products, during such Quarterly Period, less (a) trade, cash and quantity discounts and rebates allowed and taken by the unaffiliated third party, (b) amounts repaid, credited or allowed and taken by the unaffiliated third party on account of returned or rejected Products, recalls, billing errors, or retroactive price reductions or price reductions imposed by governmental authorities, (c) tariffs, duties, excises and taxes included in the amount charged to the unaffiliated third party, (d) freight, insurance and other transportation and shipping costs included in the amount charged to the unaffiliated third party, (f) sales commissions incurred on the sale of Products; and (g) an allowance up to 1% of the amounts invoiced for uncollectible or bad debts determined in accordance with generally accepted accounting principles. In the event a Product is sold with any other products or services of OraSure or its Affiliates, OraSure shall separately itemize and individually price such Product on the invoice to the customer and such itemized price shall be used to calculate OraSure’s Net Sales that includes the sale of such Product. In no event shall the same Product be included in OraSure’s Net Sales more than once.

1.16 “OraQuick® HCV Products” shall mean, collectively, (a) the products that are described on Exhibit C as specifically developed and made by OraSure as of the Effective Date, and (b) except for the rapid HCV antibody tests distributed by IMI under the Distribution Agreement, any other Visually Read product that is (i) developed by OraSure or its Affiliates and exclusively owned by OraSure or its Affiliates, (ii) acquired and exclusively owned by OraSure or its Affiliates, or (iii) developed or manufactured by a third party, purchased by OraSure or its

Affiliates and sold under one or more brand names owned by OraSure or its Affiliates, in each such case that uses an Immunoassay to detect the presence, absence or amount of Hepatitis C Virus (“HCV”) or related antibodies, antigens or other analytes, the manufacture, use, sale, offering for sale, or importation of which product would infringe, but for the license granted by this Agreement, a Valid Claim of the Lateral Flow Patent Rights in the country in which made, used, sold, offered for sale or imported. The parties acknowledge and agree that an OraQuick® HCV Product described in clause (a) above is a Visually Read product that uses an Immunoassay.

1.17 “OraQuick® HIV Products” shall mean, collectively, (a) the products that are described on Exhibit D as specifically developed and made by OraSure as of the Effective Date, and (b) any other Visually Read product that is (i) developed by OraSure or its Affiliates and exclusively owned by OraSure or its Affiliates, (ii) acquired and exclusively owned by OraSure or its Affiliates, or (iii) developed or manufactured by a third party, purchased by OraSure or its Affiliates and sold under one or more brand names owned by OraSure or its Affiliates, in each such case that uses an Immunoassay to detect the presence, absence or amount of Human Immunodeficiency Virus (“HIV”) or related antibodies, antigens or other analytes, the manufacture, use, sale, offering for sale, or importation of which product would infringe, but for the license granted by this Agreement, a Valid Claim of the Lateral Flow Patent Rights in the country in which made, used, sold, offered for sale or imported. The parties acknowledge and agree that an OraQuick® HIV Product described in clause (a) above is a Visually Read product that uses an Immunoassay.

1.18 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity or organization not specifically listed herein.

1.19 “Product” shall mean, collectively, the OraQuick® HCV Products, the OraQuick® HIV Products and the Lateral Flow Products.

1.20 “Professional Market” shall mean all distribution (including sales) channels resulting in distribution to (a) licensed professional health-care providers (including hospitals, physicians acting as such, and licensed professional health-care centers), (b) other third parties permitted and trained to administer and/or analyze diagnostic tests, and (c) professional diagnostic laboratories, in each case of the foregoing clauses (a) through (c), only for use in humans. Notwithstanding anything to the contrary in this Agreement, “Professional Market” does not include any distribution (including sales) channels where products are marketed, and intended for sale, to the over-the-counter channel or to any end user consumer for self use.

1.21 “Quarterly Period” means each successive period of three (3) consecutive months beginning on January 1, April 1, July 1 or October 1.

1.22 “Royalty Term” shall mean, (a) with respect to each OraQuick® HCV Product and each OraQuick® HIV Product in a country, the term for which a Valid Claim of the ‘982 Patent Rights or the Lateral Flow New Patent Rights remains in effect and would be infringed, but for the license granted by this Agreement, by the manufacture, use, sale, offer for sale or importation of such Product in such country, and (b) with respect to each other Product in a country, the term for which a Valid Claim of the Lateral Flow Patent Rights remains in effect and would be infringed, but for the license granted by this Agreement, by the manufacture, use, sale, offer for sale or importation of such Product in such country.

1.23 “Supply Agreement” shall mean the US Distribution and Private Label Supply Agreement effective as of the Effective Date, between Inverness Medical Innovations North America, Inc., a Delaware corporation (“IMNA”), and OraSure (as amended or restated from time to time), pursuant to which IMNA has agreed to supply to OraSure, and OraSure is authorized to purchase and distribute, certain point-of-care tests manufactured by or on behalf of IMNA, on the terms and conditions thereof.

1.24 “Valid Claim” shall mean a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.25 “Visually Read” shall mean visually read by a human without the aid or use of any separate product, device or apparatus. For the avoidance of doubt, Visually Read does not include the indication of results through a digital display.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 By Each Party. Each party represents and warrants to the other party as follows:

2.1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.2 By Inverness. Inverness represents and warrants to OraSure as follows:

2.2.1 Lateral Flow Patent Rights. Inverness (a) is the owner or licensee of the Lateral Flow Patent Rights and (b) has the right to make the license grants herein. Notwithstanding anything to the contrary in this Agreement, Inverness makes no representation or warranty regarding the sufficiency of the Lateral Flow Patent Rights to support the operation of OraSure’s or its Affiliate’s business, or the making, using, selling, offering for sale or importation of any product by OraSure or its Affiliates.

2.2.2 No Affiliate Lateral Flow Patent Rights. As of the Effective Date, no Affiliate of Inverness Controls any patents or patent applications that would otherwise be deemed a Lateral Plow Patent Right but for the fact that such Affiliate Controls the applicable patents or patent application. OraSure’s sole remedy, and Inverness’s sole obligation, for a breach of the representation in this Section 2.2.2 shall be the licensing or sublicensing of the applicable patent or patent application pursuant to Section 3.1 below.

2.3 By OraSure. OraSure represents and warrants to Inverness that OraSure has no Affiliates as of the Effective Date.

2.4 No Other Representations or Warranties. IT IS FURTHER UNDERSTOOD BY THE PARTIES THAT THE LATERAL FLOW PATENT RIGHTS AND ANY LICENSES GRANTED BY INVERNESS TO ORASURE AND ITS AFFILIATES ARE PROVIDED UNDER THIS AGREEMENT “AS IS” AND MAY CONTAIN DEFICIENCIES AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 2.1 AND 2.2, INVERNESS MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT REGARDING THE USE OR PERFORMANCE OF SUCH LATERAL FLOW PATENT RIGHTS. EXCEPT AS OTHERWISE SET FORTH IN SECTIONS 2.1, 2.2 AND 2.3, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.

ARTICLE 3

LICENSE GRANTS, RIGHT TO FIRST NEGOTIATION,

AND RESTRICTIONS

3.1 Licenses.

3.1.1 OraQuick® HIV Products. Subject to the terms and conditions of this Agreement, Inverness hereby grants to OraSure and its Affiliates a nonexclusive, worldwide, royalty-bearing, non-transferable (except as expressly set forth in Section 8.4) and non-sublicensable (sub)license under the ‘982 Patent Rights and the Lateral Flow New Patent Rights, to develop, make, have made on its own behalf, use, offer for sale, sell and import the OraQuick® HIV Products only in the Lateral Flow Field in the Professional Market.

3.1.2 OraQuick® HCV Products. Subject to the terms and conditions of this Agreement, Inverness hereby grants to OraSure and its Affiliates a nonexclusive, worldwide, royalty-bearing, non-transferable (except as expressly set forth in Section 8.4) and non-sublicensable (sub)license under the ‘982 Patent Rights and the Lateral Flow New Patent Rights, to develop, make, have made on its own behalf, use, offer for sale, sell and import the OraQuick® HCV Products only in the Lateral Flow Field in the Professional Market.

3.1.3 Lateral Flow Products. Subject to the terms and conditions of this Agreement, Inverness hereby grants to OraSure and its Affiliates a nonexclusive, worldwide, royalty-bearing, non-transferable (except as expressly set forth in Section 8.4) and non-sublicensable (sub)license under the Lateral Flow Patent Rights, to develop, make, have made on its own behalf, use, offer for sale, sell and import Lateral Flow Products only in the Lateral Flow Field in the Professional Market.

3.2 No Sublicensing. OraSure and its Affiliates shall not have the right to sublicense, directly or indirectly, any of the rights granted to it under Section 3.1.

3.3 Nonassertion Covenants.

3.3.1 Neither Inverness nor their respective successors, assigns, licensees or other transferees shall enforce (or attempt or purport to enforce) against OraSure, its Affiliates, licensees, manufacturers, distributors or other purchasers any Lateral Flow Existing Patent Rights (other than the ‘982 Patent Rights, which are the subject of the licenses set forth in Sections 3.1.1 and 3.1.2), to prevent or restrict them from developing, making, using, offering for sale, selling or importing the OraQuick® HCV Products or the OraQuick® HIV Products in the Professional Market. Inverness shall cause each Affiliate of Inverness, and their respective successors, assigns, licensees or other transferees not to enforce (or attempt or purport to enforce) against OraSure, its Affiliates, licensees, manufacturers, distributors or other purchasers any Lateral Flow Existing Patent Rights (other than the ‘982 Patent Rights, which are the subject of the licenses set forth in Sections 3.1.1 and 3.1.2), to prevent or restrict them from developing, making, using, offering for sale, selling or importing the OraQuick® HCV Products or the OraQuick® HIV Products in the Professional Market. These nonassertion covenants shall be a covenant that transfers with any sale, license or other disposition or grant of rights under the applicable patent rights.

3.3.2 Neither Inverness nor their respective successors, assigns, licensees or other transferees shall enforce (or attempt or purport to enforce) against any supplier to OraSure or any of its Affiliates (or to any manufacturer for OraSure or any of its Affiliates), acting in such capacity, any Lateral Flow Patent Rights to prevent or restrict such supplier from supplying to OraSure or the applicable Affiliate any material used in or component of any Product to be made and sold pursuant to any of the licenses set forth in Section 3.1. Inverness shall cause each Affiliate of Inverness, and their respective successors, assigns, licensees or other transferees not to enforce (or attempt or purport to enforce) against any supplier to OraSure or any of its Affiliates (or to any manufacturer for OraSure or any of its Affiliates), acting in such capacity, any Lateral Flow Patent Rights to prevent or restrict such supplier from supplying to OraSure or the applicable Affiliate any material used in or component of any Product to be made and sold pursuant to any of the licenses set forth in Section 3.1 These nonassertion covenants shall be a covenant that transfers with any sale, license or other disposition or grant of rights under the applicable patent rights. Nothing in this Section 3.3.2 shall prevent or restrict Inverness, any Affiliate of Inverness or its or their respective successors, assigns, licensees or other transferees from asserting any Lateral Flow Patent Right against any supplier to OraSure or any of its Affiliates (or to any manufacturer for OraSure or any of its Affiliates) to prevent or restrict such supplier from supplying a party other than OraSure or an Affiliate of OraSure (or any manufacturer for OraSure or any of its Affiliates) with any material used in or component of any product.

3.4 Right of First Negotiation.

3.4.1 OraSure hereby grants the Inverness/P&G Joint Venture, SPD Swiss Precision Diagnostics GmbH (the “JV”), a right of first negotiation with respect to the marketing and distribution of OraSure’s OraQuick ADVANCE® HIV-1/2 Antibody Test on an exclusive basis into the over-the-counter (“OTC”) markets worldwide (the “Transaction”), on the following terms and conditions. For a period of one hundred twenty (120) days following the Effective Date, the JV and OraSure shall negotiate in good faith and attempt to reach mutual agreement regarding the terms and conditions of the Transaction, including, without limitation, the market definition, term, transfer price, types and amounts of marketing and promotional support to be provided by the JV, minimum purchase obligations and other provisions typically included in similar transactions. Notwithstanding the foregoing, neither the JV nor OraSure shall have any obligations to the other with respect to the Transaction unless and until a mutually agreeable definitive agreement setting forth the terms of the Transaction is duly executed and delivered by OraSure and the JV (the “Definitive Agreement”). Each of the JV and OraSure shall also have the right (exercisable in its sole discretion) not to enter into a Definitive Agreement. If, following such one hundred twenty (120) day period, or any mutually agreed upon extension, the JV and OraSure have not executed and delivered a mutually agreeable Definitive Agreement, (a) the JV’s right of first negotiation with respect thereto shall terminate, and (b) OraSure shall be free to negotiate with, and offer and grant rights related to the OraQuick ADVANCE® HIV-1/2 Antibody Test in any of the OTC markets worldwide to any third party or to market and distribute such product directly, in each case free and clear of any rights of the JV under this Section 3.4.

3.4.2 The parties hereby acknowledge and agree that the rights under 3.4.1 above are intended to benefit the JV, and that the JV shall be deemed an intended third party beneficiary under this Agreement solely and exclusively for purposes of enforcing its rights under Section 3.4.1 above.

3.5 Restrictions.

3.5.1 Except as expressly set forth herein, Inverness hereby reserves and retains all right, title and interest in and to the Lateral Flow Patent Rights and all other rights not expressly granted hereunder and any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy available under this Agreement or otherwise. For example, and not by way of limitation, Inverness is not granting to OraSure a license outside of the Lateral Flow Field or outside of the Professional Market.

3.5.2 Notwithstanding anything to the contrary in this Agreement, any Product described in clause (c) of Section 1.14, clause (b)(iii) of Section 1.16, or clause (b)(iii) of Section 1.17 may not be (a) sold by OraSure to the third party that sold such Product to OraSure (or any Affiliate of such third party), or (b) sold or otherwise distributed by OraSure under the direct control of such third party (or any Affiliate of such third party).

3.6 Patent Marking. With respect to Products manufactured after the Effective Date, to the extent commercially practicable and consistent with industry practices for similar products, OraSure and its Affiliates shall mark and/or cause to be marked all Products in a manner to provide sufficient notice under 35 U.S.C. § 287(a) and other applicable law.

3.7 Prosecution, Enforcement and Defense. As between the parties, Inverness shall have the sole right, but not the obligation, in its sole discretion to file, prosecute, maintain, enforce and defend the Lateral Flow Patent Rights, and OraSure and its Affiliates shall have no rights with respect to any such activities, or to file, prosecute, maintain, enforce or defend the Lateral Flow Patent Rights.

ARTICLE 4

FINANCIAL TERMS

4.1 Initial Payment. Within one (1) business day after the satisfaction or waiver of the conditions set forth in Section 3.3.1 of the Settlement Agreement, OraSure shall pay to Inverness the sum of $3,000,000. The payment required by this Section 4.1 shall be made by wire transfer, without deduction for any taxes or other charges.

4.2 Future Royalties. Subject to the terms and conditions of this Agreement, during the applicable Royalty Term for a Product, OraSure shall pay to Inverness the following royalties:

4.2.1 *** of Net Sales of OraQuick® HIV Products in the Professional Market, occurring on or after January 1, 2013 (excluding sales to Inverness and/or its Affiliates);

4.2.2 *** of Net Sales of an OraQuick® HCV Product in the Professional Market in a country, occurring on or after the second anniversary of the commercial launch thereof in the Professional Market in such country (excluding sales to Inverness and/or its Affiliates); and

4.2.3 (i) *** of Net Sales of Lateral Flow Products in the Professional Market occurring through June 30, 2011 (excluding sales to Inverness and/or its Affiliates), and (ii) *** of Net Sales of Lateral Flow Products in the Professional Market occurring on or after July 1, 2011 (excluding sales to Inverness and/or its Affiliates).

Only one royalty under Section 4.2.1, 4.2.2 or 4.2.3, but not under more than one such Section, shall be owing for a Product regardless of how many Valid Claims of the applicable Lateral Flow

Patent Rights would be infringed, but for the license granted by this Agreement, by the manufacture, use, sale, offering for sale, or importation of such Product.

4.2.4 Royalty Rate Increase Upon a Change in Control. In the event of a Change in Control of OraSure where the acquiring entity is participating in the diagnostics market in one or more countries where there is a Valid Claim of the applicable Lateral Flow Patent Rights, the royalty rates under Sections 4.2.1, 4.2.2 and 4.2.3 shall automatically be increased by twenty-five percent (25%) (i.e., from *** to ***, *** to ***, and from *** to ***, as applicable) for sales occurring after the occurrence of such Change in Control.

4.3 Royalty Reports. Within forty five (45) days after the end of each Quarterly Period during the term of this Agreement, OraSure shall furnish to Inverness a written report showing in reasonably specific detail (a) the calculation of the royalties for each Product by country, if any, that shall have accrued hereunder, including its calculation of the aggregate Net Sales for such Quarterly Period; (b) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars. With respect to amounts invoiced in United States dollars, all amounts shall be expressed in United States dollars. With respect to amounts invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable Quarterly Period.

4.4 Records; Audits.

4.4.1 OraSure and its Affiliates shall keep complete and accurate records in accordance with past practices, for seven (7) years after the sale of a Product, regarding Net Sales of Products and all amounts invoiced or received by OraSure and its Affiliates for the sale of Products (together with deductions of the kinds described in Section 1.15 applicable to such sales of Products).

4.4.2 Upon the written request of Inverness and not more than once in each calendar year, OraSure shall permit an independent certified public accounting firm of nationally recognized standing selected by Inverness and reasonably acceptable to OraSure, to have access during normal business hours to such of the financial records of OraSure as may be reasonably necessary to verify the accuracy of the royalty payment and reports hereunder for the eight (8) Quarterly Periods immediately prior to the date of such request (other than records for which Inverness has already conducted an audit under this Section 4.4).

4.4.3 If such accounting firm concludes that additional amounts were owed during the audited period, OraSure shall pay such additional amounts within thirty (30) days after the date Inverness delivers to OraSure such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Inverness; provided, however, if the audit discloses that the royalties payable by OraSure for such period are more than one hundred seven percent (107%) of the royalties actually paid for such period, then OraSure shall pay the reasonable fees and expenses charged by such accounting firm.

4.4.4 Inverness shall cause its accounting firm to retain all financial information subject to review under this Section 4.4 in strict confidence; provided, however, that OraSure shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with OraSure regarding such financial information. The accounting firm shall disclose to Inverness only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Inverness shall treat all such financial information as OraSure’s Confidential Information.

4.5 Payments.

4.5.1 Payment Terms. Royalties accrued by the end of each Quarterly Period shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. All payments under this Agreement shall be made when due hereunder in U.S. dollars by transfer to an Inverness bank account as designated by Inverness. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of one percent (1%) per month or the highest rate permitted by applicable law, including, notwithstanding the foregoing, interest on the payment for past sales owed pursuant to Section 4.1. Interest payable shall be calculated on a compound basis with a monthly compounding period from the date the payment was due until the date payment is received by Inverness.

4.5.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, OraSure shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Inverness’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

4.5.3 Withholding Taxes. OraSure shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, paid by OraSure or its Affiliates, or any taxes required to be withheld by OraSure or its Affiliates, to the extent OraSure or its Affiliates, pays to the appropriate governmental authority on behalf of Inverness such taxes, levies or charges. OraSure shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Inverness by OraSure or its Affiliates. OraSure promptly shall deliver to Inverness proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

ARTICLE 5

CONFIDENTIALITY

5.1 Confidentiality. During the term of this Agreement and for a period of five (5) years following the expiration or earlier termination thereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s and its Affiliates’ directors, officers, employees and consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

5.2 Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement on a need-to-know basis, (a) to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party to which this Agreement relates, provided in each case that such persons are bound by written confidentiality obligations or, in the case of professional advisers, ethical duties, respecting such disclosures in accordance with the terms of this Agreement. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party.

5.3 Permitted Disclosures. The confidentiality obligations under this Article 5 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such party shall (i) provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof and (ii) shall furnish only that portion of the information which is legally required.

ARTICLE 6

INDEMNIFICATION

6.1 By OraSure. OraSure shall indemnify and hold harmless Inverness from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) any breach by OraSure of any representation, warranty or covenant under this Agreement, or (b) the gross negligence or willful misconduct of OraSure in the performance of its obligations or exercise of its rights under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Inverness or the breach by Inverness of any representation, warranty or covenant under this Agreement.

6.2 By Inverness. Inverness shall indemnify and hold harmless OraSure from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) any breach by Inverness of any representation, warranty or covenant under this

Agreement, or (b) the gross negligence or willful misconduct of Inverness in the performance of its obligations or exercise of its rights under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of OraSure or the breach by OraSure of any representation, warranty or covenant under this Agreement.

6.3 Procedure. A party (the “Indemnitee”) that intends to claim indemnification under this Article 6 shall promptly notify the other party (the “Indemnitor”), of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires to assume, the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding. The indemnity obligations under this Article 6 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 6 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 6. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any claim, demand, action or other proceeding covered by this Article 6.

ARTICLE 7

TERM AND TERMINATION

7.1 Term. The term of this Agreement shall commence on the Effective Date, and unless terminated in accordance with the provisions set forth below in Section 7.2, shall remain in effect until there are no more Valid Claims contained within the Lateral Flow Patent Rights. Notwithstanding the foregoing, the effectiveness of this Agreement and the Ancillary Agreements is subject to the (a) Court having approved the Dismissal Order (as defined in the Settlement Agreement), and (b) the parties having duly executed and delivered the Ancillary Agreements. The parties shall use commercially reasonable efforts to cause such conditions to be fulfilled as promptly as possible following the execution of this Agreement. If such conditions have not been fulfilled, or waived by the parties, within ten (10) days following the execution of this Agreement (or such longer period of time on which the parties mutually agree in writing), then upon the expiration of such period, this Agreement and the Ancillary Agreements automatically shall terminate in full ab initio.

7.2 Termination.

7.2.1 Termination for Breach. Inverness shall have the right to terminate this Agreement upon written notice to OraSure in the event that OraSure materially breaches this Agreement and such breach remains uncured for more than (i) thirty (30) days in the case of nonpayment, or (ii) sixty (60) days in the event of any other breach, in each case after receipt by OraSure of written notice specifying the breach and requiring its remedy.

7.2.2 Termination of the Distribution Agreement. Inverness shall have the right to terminate this Agreement upon written notice to OraSure upon the termination of the Distribution Agreement by IMI pursuant to clause (b) of Section 13.2.1 thereof following the final determination by a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or the mutual agreement of the parties thereto, that OraSure has materially breached such Distribution Agreement and that IMI has properly exercised its right to so terminate the Distribution Agreement. In the event of a termination of the Distribution Agreement other than by IMI pursuant to clause (b) of Section 13.2.1thereof, Inverness shall not have the right to terminate this Agreement pursuant to this Section 7.2.2.

7.2.3 Termination for Convenience by OraSure. OraSure shall have the right to terminate this Agreement for convenience (i) upon at least three (3) months prior written notice to Inverness, which notice shall set forth the date for such termination, and (ii) upon payment in full of all amounts due to Inverness hereunder through such termination date.

7.2.4 Challenge to Lateral Flow Patent Rights. If OraSure or any of its Affiliates brings, pursues, maintains, or causes any claim or other assertion directly or indirectly in any court or other governmental forum of competent jurisdiction (including any patent office) seeking a judgment or other decision that any Valid Claim of the Lateral Flow Patent Rights is invalid or unenforceable (other than in defense of, in response to, or in connection with a claim, demand, action, proceeding or assertion directly or indirectly by or on behalf of any third party, its Affiliates or their respective successors, assigns, licensees or other transferees under or in connection with the Lateral Flow Patent Rights), and if such claim or assertion, and any resulting proceeding, is not withdrawn or dismissed within thirty (30) days after receipt of written notice from Inverness thereof, then Inverness shall have the right, in its sole discretion effective upon written notice to OraSure, to exclude such Valid Claim from the scope of the license granted to OraSure under this Agreement.

7.2.5 Termination of Settlement Agreement. This Agreement shall automatically terminate if the Settlement Agreement is terminated pursuant to Section 3.3.3 thereof.

7.3 Effect of Expiration or Termination. Upon any expiration or termination of this Agreement other than pursuant to Section 7.2.5 above, all terms and conditions of this Agreement, including without limitation all rights and obligations of the parties under this Agreement, shall cease except that (i) OraSure’s obligation to make any payment of any amounts accrued pursuant to this Agreement on or prior to the date of expiration or termination shall survive and (ii) ARTICLE 1, Section 3.4, Section 4.4, ARTICLE 5, ARTICLE 6, this Section 7.3 and ARTICLE 8 shall survive in accordance with their respective terms. Upon termination of this Agreement pursuant to Section 7.2.5 above, all terms and conditions of this Agreement, including without limitation all rights and obligations of the parties under this Agreement, shall cease.

ARTICLE 8

MISCELLANEOUS

8.1 Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Each of the parties hereby submits to the exclusive general jurisdiction of the courts of the State of Delaware and the courts of the United States of America for the District of Delaware in any action or proceeding arising out of or relating to this Agreement and to the jurisdiction of the appellate courts to which appeals are required to be taken from any of the foregoing. Each of the parties irrevocably waives any defense of inconvenient forum to the maintenance of any such action or proceeding.

8.2 Attorneys’ Fees. The prevailing party in any court action arising out of, resulting from or relating in any way to this Agreement or the performance by a party of its obligations under this Agreement shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in connection with such suit or proceeding.

8.3 Waiver. No waiver by a party hereto of any condition, or of the breach or default of any of the provisions, representations, warranties, covenants or agreements herein set forth, whether by conduct or otherwise, in any one or more instances, shall be deemed a waiver as to any subsequent and/or similar breach or default and shall in no manner affect the right of such party to enforce the same at a later time.

8.4 Assignment.

8.4.1 Neither this Agreement nor any right or obligation hereunder may be assigned, granted, transferred or delegated, in whole or part, whether by operation of law, merger, Change In Control, or otherwise, by OraSure without the prior express written consent of Inverness; provided, however, that (a) OraSure may, without the written consent of Inverness, assign this Agreement in whole in connection with the transfer or sale of all or substantially all of its business to which this Agreement and the Ancillary Agreements relate, or in the event of its merger, consolidation, Change In Control or similar transaction; (b) any such assignment shall not relieve OraSure of any of its responsibilities for performance of its obligations under this Agreement; and (c) in the event of any permitted assignment by OraSure of this Agreement, the definitions of each of “the OraQuick® HCV Products”, “the OraQuick® HIV Products” and “the Lateral Flow Products” under this Agreement shall only apply to the extent that the applicable Product was commercially sold or in bona fide development by (or on behalf of) OraSure or its Affiliates immediately prior to giving effect to such permitted assignment and shall not extend to any other product, including, without limitation, any new product of OraSure or any of the assignee’s products. A Change in Control constitutes an assignment for purposes of this Section 8.4. Any permitted assignee shall assume, in a writing delivered to Inverness, all obligations of OraSure under this Agreement.

8.4.2 In connection with any assignment or transfer by Inverness of this Agreement or the licenses contemplated by this Agreement, Inverness shall assign, license or otherwise grant to the applicable assignee sufficient rights to or under the applicable Lateral Flow Patent Rights as is necessary for OraSure to continue to exercise its license rights hereunder. Any assignment, transfer, license or grant of any right, title or interest by Inverness of the Lateral Flow Patent Rights shall be subject this Agreement and the licenses contemplated by this Agreement.

8.4.3 Any purported assignment, delegation or transfer in violation of this Section 8.4 shall be void. Subject to the foregoing, this Agreement shall be binding on the parties and their successors and assigns.

8.5 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

8.6 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.7 Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

If to Inverness:	Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
Attn: General Counsel

With a copy to:	Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attn: Anthony J. Downs and Stephen G. Charkoudian

If to OraSure:	OraSure Technologies, Inc.
220 East First Street
Bethlehem, Pennsylvania 18015
Attn: General Counsel

With a copy to:	Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California
Attn: David Doyle and Mark Wicker

8.8 Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other similar reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

8.9 No Consequential Damages. EXCEPT FOR BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATION SET FORTH IN ARTICLE 5, IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 8.9 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 6.

8.10 Complete Agreement. This Agreement (together with the Ancillary Agreements) constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.

8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement. Facsimile execution and delivery of this Agreement by either party shall constitute a legal, valid and binding execution and delivery of this Agreement.

8.12 Headings and Interpretation. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation. The term “including” means “including, without limitation,” and “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ David Teitel
Name:	David Teitel
Title:	CFO

ORASURE TECHNOLOGIES, INC.

By:	/s/ Ronald H. Spair
Name:	Ronald H. Spair
Title:	CFO and COO

EXHIBIT A

CERTAIN INFECTIOUS DISEASES

Human Immunodeficiency Virus

Hepatitis A Virus

Hepatitis B Virus

Hepatitis C Virus

Herpes Simplex Virus

Syphilis

Gonorrhea

Chlamydia

Human Papillomavirus

Chagas disease

Dengue fever

Lymphatic filariasis

Leishmaniasis

Onchocerciasis

Schistosomiasis

Trypanosomiasis

Malaria

E.coli

Lyme disease

Rocky Mountain Spotted Fever

Yellow Fever

Measles

Mumps

Rubella

Histoplasmosis

Meningitis

Encephalitis

Diphtheria

Tetanus

Staphlococcus

Enterococcus

Rotavirus

Shigellosis

Typhoid fever

E. Coli

Campylobacter

Salmonella

Listeria

Trichinosis

Chickenpox

Exhibit A - 1

EXHIBIT B

LATERAL FLOW PATENT RIGHTS

***

Exhibit B - 1

EXHIBIT C

ORAQUICK® HCV PRODUCTS

The OraQuick® Rapid HCV Antibody Test is a lateral flow immunoassay device contained within a device housing that utilizes an indirect immunoassay method in a lateral flow device to detect antibodies to HCV in a blood sample (including without limitation blood via fingerstick or venipuncture, plasma, serum) or in an oral fluid sample.

Such oral fluid samples are collected directly on a swab protruding from the device and placed into a developer solution. Such blood samples are collected via a collection device (including without limitation a specimen collection loop) and mixed in a container with a developer solution.

In the device, antigens derived from HCV are placed on a test area (including without limitation a test line) on a porous membrane (including without limitation a nitrocellulose strip), and antibodies reactive with these antigens are visualized by a protein A, particle labeled conjugate.

The device comprises a series of components from upstream to downstream—the blocker pad, the conjugate pad, the porous membrane, and finally the absorbent pad. The performance of the assay occurs as a mixture of the specimen and developer solution moves along the test device, carrying the specimen and the substances on the test device from the blocker pad to the absorbent pad.

As the mixture of the specimen and developer solution flows along the device, antibodies, if present in the specimen, are bound to the protein A, particle labeled conjugate. Labeled complexes then migrate along the porous membrane until they reach the test area. At the test area, labeled complexes containing HCV antibodies bind to the HCV antigens at the test area.

Reactive results generate a visible signal at the test area of the device that is viewed by the human eye.

The OraQuick® Rapid HCV Antibody Test will be described with more particularity in a package insert approved from time to time by the U.S. Food and Drug Administration, as such package insert may be updated from time to time after approval by the U.S. Food and Drug Administration.

Exhibit C - 1

EXHIBIT D

ORAQUICK® HIV PRODUCTS

The OraQuick® Rapid HIV Antibody Test is a lateral flow immunoassay device contained within a device housing that utilizes an indirect immunoassay method in a lateral flow device to detect antibodies to HIV in a blood sample (including without limitation blood via fingerstick or venipuncture, plasma, serum) or in an oral fluid sample.

Such oral fluid samples are collected directly on a swab protruding from the device and placed into a developer solution. Such blood samples are collected via a collection device (including without limitation a specimen collection loop) and mixed in a container with a developer solution.

In the device, antigens derived from HIV are placed on a test area (including without limitation a test line) on a porous membrane (including without limitation a nitrocellulose strip), and antibodies reactive with these antigens are visualized by a protein A, particle labeled conjugate.

The device comprises a series of components from upstream to downstream—the blocker pad, the conjugate pad, the porous membrane, and finally the absorbent pad. The performance of the assay occurs as a mixture of the specimen and developer solution moves along the test device, carrying the specimen and the substances on the test device from the blocker pad to the absorbent pad.

As the mixture of the specimen and developer solution flows along the device, antibodies, if present in the specimen, are bound to the protein A, particle labeled conjugate. Labeled complexes then migrate along the porous membrane until they reach the test area. At the test area, labeled complexes containing HIV antibodies bind to the HIV antigens at the test area.

Reactive results generate a visible signal at the test area of the device that is viewed by the human eye.

The OraQuick® Rapid HIV Antibody Test is described with more particularity in the package insert attached below to this Exhibit D, as such package insert may be updated from time to time after approval by the U.S. Food and Drug Administration.

Exhibit D - 1